03/08/2006

Ms. Nikora Groomes	Via UPS
Wells Fargo Bank, N.A.	(410) 884-2020
Corporate Trust Services
9062 Old Annapolis Road
Columbia, MD
USA 21045-1951

Morgan Stanley Capital I, Inc., Commercial Mortgage Pass-Through Certificates,
Series 2OO5-HQ5
Pooling and Servicing Agreement

OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii) to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and, (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S. Code.

                                                                                    /s/ Steven W. Smith    3/8/06
                                                                                    Steven W. Smith       Date
                                                                                    Executive Vice President

A member of The PNC Financial Services Group
10851 Mastin P.O. Box 25965 Shawnee Mission Kansas 66225-5965
www.midlandls.com   913 253 9000 T    913 253 9001 F

cc:

Attn: CMBS Surveillance
        Fitch, Inc.
One State Street Plaza, 31st Floor
New York, NY 10004-0000

Mr. Andrew Berman
Morgan Stanley Capital I Inc.
1585 Broadway
New York, NY 10036-0000

Attn: CMBS Surveillance
Standard a Poor's Ratings Services
55 Water Street, 41st Floor
New York, NY 10041-0000